Exhibit 99.1
Joanne Solomon Named Amkor Technology Chief Financial Officer
Ken Joyce to Become Chief Administrative Officer
Chandler, Ariz., November 13, 2007 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced that Joanne Solomon has been appointed Corporate Vice President and Chief Financial Officer, succeeding Ken Joyce in that position. Solomon will continue to report to Joyce who has been named to the new position of Chief Administrative Officer. Joyce joined Amkor in 1997 and was CFO for more than 8 years before assuming his new role as Chief Administrative Officer. Solomon joined Amkor in 2000 and has served alongside Joyce managing Amkor’s financial operations as Senior Vice President, Finance and Corporate Controller since 2006. Solomon’s appointment as CFO is effective immediately and is part of Amkor’s overall succession planning.
“Ken Joyce has been instrumental in formulating and executing our strategy to manage our balance sheet and bring financial discipline to the way we manage our business and capital investments. Our recent track record of reducing debt and improving cash flow speak highly of Ken’s efforts,” said James Kim, Chairman and Chief Executive Officer of Amkor. “We are excited that Ken can now focus his considerable skills and experience on improving our worldwide operating cost structure.”
Solomon, 41, has held various treasury and accounting leadership positions within Amkor. She also worked as a Certified Public Accountant at PricewaterhouseCoopers for 10 years and earned her Bachelor’s Degree in Business and Administration from Drexel University and an MBA in International Management from Thunderbird School of Global Management.
“With over 19 years of finance and accounting experience, strong leadership skills and first-hand knowledge of our business, Joanne is the ideal CFO candidate for us,” said Kim.
About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.

CONTACT:	Amkor Technology, Inc., Chandler
Kenneth Joyce
Executive Vice President & Chief Administrative Officer
480-821-5000 ext. 5725